Exhibit 99.1

Annexon Biosciences Appoints Bettina M. Cockroft, M.D. to its Board of Directors

BRISBANE, Calif., January 20, 2022 - Annexon, Inc. (“Annexon”) (Nasdaq: ANNX), a clinical-stage biopharmaceutical company developing a new class of complement medicines for patients with classical complement-mediated autoimmune, neurodegenerative, and ophthalmic disorders, today announced the appointment of biotech executive Bettina M. Cockroft, M.D., senior vice president and chief medical officer of Sangamo Therapeutics, Inc., to the company’s board of directors.

“We are very pleased to welcome Bettina to the Annexon board of directors, as she brings extensive experience leading clinical organizations with a focus on neurodegenerative and movement disorders,” said Douglas Love, Esq., president and chief executive officer of Annexon. “This is an exciting period for Annexon, and Bettina’s expertise will be invaluable as we work toward advancing our novel complement-focused therapies for patients in need.”

“Annexon has built an impressive pipeline of therapies for patients with classical compliment-mediated disorders in the body, brain, and eye,” said Dr. Cockroft. “The data generated across the pipeline to-date, including in two very challenging indications like Guillain–Barré Syndrome (GBS) and Huntington’s Disease (HD), is promising, and with multiple data readouts anticipated over the next two years, I am excited to partner with the board and senior management team to bring forward important therapies that address complement-mediated diseases.”

Dr. Cockroft joins the Annexon board of directors with nearly 20 years of experience in senior management roles in the biopharmaceutical industry and has worked across multiple therapeutic areas and led programs in several countries. Dr. Cockroft has served as senior vice president and chief medical officer of Sangamo since September 2019 and oversees all clinical development activities and operations. Prior to Sangamo, Dr. Cockroft served on the senior leadership team at Cytokinetics, Inc., where she was responsible for clinical development of fast skeletal muscle troponin activators in diseases such as amyotrophic lateral sclerosis and spinal muscular atrophy. Before that, Dr. Cockroft served as chief medical officer of Auris Medical AG, where she led and grew the clinical development team responsible for two Phase 3 programs. Dr. Cockroft also held roles of increasing responsibility at Merck Serono S.A., Novartis Consumer Health and Menarini Ricerche earlier in her career. Dr. Cockroft earned her MBA at MIT Sloan School of Management and her M.D. from the University of Genova.

About Annexon

Annexon (Nasdaq: ANNX) is a clinical-stage biopharmaceutical company developing a new class of complement medicines for patients with classical complement-mediated autoimmune, neurodegenerative, and ophthalmic disorders of the body, brain, and eye. The company’s pipeline is based on its platform technology addressing a broad spectrum of well-researched classical complement-mediated autoimmune and neurodegenerative diseases triggered by aberrant activation of C1q, the initiating molecule of the classical complement pathway. Annexon is advancing a portfolio of innovative product candidates designed to block the activity of C1q and the entire classical complement pathway: ANX005 (intravenous administration), ANX007 (intravitreal administration), and ANX009 (subcutaneous administration). Annexon is deploying a disciplined, biomarker-driven strategy designed to improve the probability of technical success of its portfolio. For more information, visit www.annexonbio.com.

Contacts:

Investors:

Chelcie Lister

THRUST Strategic Communications

chelcie@thrustsc.com

Media:

Sheryl Seapy

Real Chemistry

949-903-4750

sseapy@realchemistry.com